Exhibit 99.1

Quantum Announces Pricing of Unit Offering

Irvine, Calif., December 16, 2011 – Quantum Fuel Systems Technologies Worldwide, Inc. (NASDAQ: QTWW) (the “Company”) is pleased to announce the pricing of its previously announced public offering of 10,526,315 units, with each unit consisting of one share of common stock and one warrant to purchase 0.60 of a share of common stock pursuant to the Company’s shelf registration statement filed with the Securities and Exchange Commission (the “SEC”). The Company has agreed to sell the units at a price of $0.95 per unit and has granted the underwriters a 30-day option to purchase up to 1,509,062 additional units to cover over-allotments, if any.

Proceeds to the Company from the offering, net of underwriting discounts, will be approximately $10.5 million if the underwriters’ over-allotment option is exercised in full and $9.2 million if the over-allotment option is not exercised. The offering is expected to close on December 21, 2011.

The Company will use the net proceeds of the offering for the repayment of approximately $10.0 million of principal and accrued interest for certain of the Company’s outstanding indebtedness owing to the Company’s senior secured lender and the payment of offering expenses.

Merriman Capital, Inc. is acting as the sole book-running manager for the offering and J.P. Turner & Company, L.L.C. is acting as joint lead-manager for the offering.

The offering is being made by way of a shelf registration statement (including a prospectus and a prospectus supplement), which has been filed and declared effective by the SEC. Before investing, you should read the prospectus, the prospectus supplement and other documents filed with the SEC for information about the Company and the offering. A copy of the prospectus and related supplement relating to the offering may be obtained by accessing the SEC website, www.sec.gov, or by contacting Merriman Capital, Inc. at 600 California St., 9th Floor, San Francisco, CA 94108 or by telephone at (415) 248-5683.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the prospectus supplement, the base prospectus or the Company’s shelf registration statement.

Forward-Looking Statements

All statements included in this press release, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. Forward-looking statements can generally be identified by words such as “may,” “could,” “will,” “should,” “assume,” “expect,” “anticipate,” “plan,” “intend,” “believe,” “predict,” “estimate,” “forecast,” “outlook,” “potential,” or “continue,” or the negative of these terms, and other comparable terminology and include statements regarding the closing of the offering, the expected net proceeds from the offering, the exercise of the underwriters’ over-allotment option, and the anticipated use of proceeds from the offering. Although we believe the expectations and intentions reflected in our forward-looking statements are reasonable, we cannot assure you that these expectations and intentions will prove to be correct.

Various risks and other factors including those risks and uncertainties identified in the “Risk Factors” section of the final prospectus supplement we filed with the SEC on December 16, 2011 and in our Form 10-Q for the quarter ended October 31, 2011 could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements.

Many of the risk factors are beyond our ability to control or predict. You should not unduly rely on any of our forward-looking statements. These statements are made only as of this press release. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect future events or developments. All subsequent written and oral forward-looking statements attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained herein or in our public filings.

About Quantum

Quantum Fuel Systems Technologies Worldwide, Inc., a fully integrated alternative energy company, is a leader in the development and production of advanced propulsion systems, energy storage technologies, and alternative fuel vehicles. Quantum’s wholly owned subsidiary, Schneider Power Inc., and affiliate Asola Advanced and Automotive Solar Systems GmbH complement Quantum’s emerging renewable energy presence through the development and ownership of wind and solar farms, and manufacture of high efficiency solar modules. Quantum’s portfolio of technologies includes electronic controls, hybrid electric drive systems, natural gas and hydrogen storage and metering systems and alternative fuel technologies that enable fuel efficient, low emission hybrid, plug-in hybrid electric, fuel cell, and natural gas vehicles. Quantum’s powertrain engineering, system integration, vehicle manufacturing, and assembly capabilities provide fast-to-market solutions to support the production of hybrid and plug-in hybrid, hydrogen-powered hybrid, fuel cell, natural gas fuel, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum’s customer base includes automotive OEMs, dealer networks, fleets, aerospace industry, military and other government entities, and other strategic alliance partners.

Brion D. Tanous

Principal, CleanTech IR, Inc.

Email: btanous@cleantech-ir.com

(310) 541-6824

Dale Rasmussen

+1-206-315-8242

Email: drasmussen@qtww.com

©2011 Quantum Fuel Systems Technologies Worldwide, Inc.

Advanced Technology Center

17872 Cartwright Road, Irvine, CA 92614

Phone 949-399-4500 Fax 949-399-4600